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                                                                  EXHIBIT (p)(3)

                     WAYNE HUMMER CODE OF INVESTMENT ETHICS

                      WAYNE HUMMER ASSET MANAGEMENT COMPANY

                          WAYNE HUMMER INVESTMENT TRUST

                         WAYNE HUMMER INVESTMENTS L.L.C.

                           FOCUSED INVESTMENTS L.L.C.

                              AMENDED AND RESTATED

                             AS OF DECEMBER 1, 2005

      1. PREAMBLE. This Code of Investment Ethics ("Code") has been adopted by Wayne Hummer Investment Trust, Wayne Hummer Asset Management Company, Wayne Hummer Investments L.L.C. and Focused Investments L.L.C. pursuant to and in recognition of the policies and requirements of Section 17(j) of the Investment Company Act of 1940 (the "Act") and Rule 17j-1 thereunder, Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act"), and the Report of the Advisory Group on Personal Investing, promulgated by the Investment Company Institute on May 9, 1994. This Code is intended to be in furtherance of and not in limitation of the duties and responsibilities to Wayne Hummer Investment Trust of the persons subject to its provisions, whether arising by statute, regulation or otherwise.

      2. DEFINITIONS. Unless the context requires otherwise, the following definitions shall apply:

            a. "Access Person" shall mean:

                  (i) any trustee, director, officer or Advisory Person of the
            Fund or the Adviser;

                  (ii) any director or officer of the Distributor or Focused who in the ordinary course of his business makes, participates in or obtains information regarding the purchase or sale of securities for the Fund or for the account of an Advisory Client or whose functions or duties as part of the ordinary course of his business relate to the making of any recommendation to the Fund or an Advisory Client regarding the purchase or sale of securities; and

                  (iii) any employee of Wayne Hummer Trust Company who in the ordinary course of his business participates in or obtains information regarding the purchase or sale of securities for the Fund or for the account of an Advisory Client.

            b. "Adviser" shall mean Wayne Hummer Asset Management Company, an Illinois corporation, that acts as the investment adviser and manager for the Fund and PathMaster Domestic Equity Fund, a separate investment series of The Coventry Group,

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      a registered open-end investment company, as well as other, non-investment company advisory clients ("Advisory Client(s)").

            c. "Advisory Person" shall mean:

                  (i) Any director, officer, or employee of the Fund or the
            Adviser (or of any company in a control relationship to the Fund or Adviser) or any registered person of the Adviser who in connection with his regular functions or duties, makes, participates in, or has access to information regarding the purchase or sale of a security by the Fund or to or for the account of an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases and sales; and

                  (ii) Any natural person in a control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund or to or for the account of an Advisory Client with regard to the purchase or sale of a security.

            d. "Beneficial Ownership" of a security by a person shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is subject to the provisions of Section 16 of that act and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities which an Access Person has or acquires. For example, in addition to a person's own accounts the term "Beneficial Ownership" encompasses securities held in the name of a spouse or equivalent domestic partner, minor children, a relative sharing the person's home, or certain trusts under which the person or a related party is a beneficiary, or held under other arrangements indicating a sharing of financial interest.

            e. "Companies" shall mean collectively the Fund, the Adviser, the Distributor and Focused.

            f. "Control" shall have the same meaning as that set forth in
      Section 2(a)(9) of the Act.

            g. "De Minimis Trade" shall mean the purchase or sale of 1000 or fewer shares of a High Volume Security.

            h. "Disinterested Trustee" of the Fund means a trustee of the Fund who is not an "interested person" of the Fund within the meaning of
      Section 2(a)(19) of the Act.

            i. "Distributor" shall mean Wayne Hummer Investments L.L.C., a Delaware limited liability company that acts as the primary distributor for the Fund.

            j. "Ethics Committee" shall be a committee composed of five (5) members appointed by the Board of Directors of the Adviser. All actions of the Ethics Committee shall be by not fewer than three (3) of the five (5) members. Said Board of Directors shall also appoint an alternate member of the Ethics Committee who shall act in place of

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      a regular member of the Ethics Committee (i) in the absence of such regular member, or (ii) in the event that such regular member is seeking approval from the Ethics Committee on his own behalf or is otherwise involved in a transaction or set of circumstances that has been presented to the Ethics Committee for consideration. Any member of the Ethics Committee may be removed, with or without cause, and any vacancies may be filled at any time by said Board of Directors.

            k. "Focused" shall mean Focused Investments L.L.C., an Illinois limited liability company that is an affiliated broker-dealer of the Adviser and the Distributor.

            l. "Fund" shall mean Wayne Hummer Investment Trust, a Massachusetts business trust.

            m. "High Volume Security" shall mean a security of an issuer with a market capital value of $1 billion or more which, over a period of five
      (5) trading days prior to the time it is to be purchased or sold, had an average daily trading volume on a major United States securities exchange of 40,000 shares or more.

            n. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

            o. "Investment Personnel" shall mean (i) a Person who makes or participates in decisions regarding the purchase or sale of securities by or on behalf of the Fund or an Advisory Client and any person such as an analyst or trader who directly assists in the process and (ii) any natural person who controls the Fund or Adviser and who has access to information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

            p. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 thereunder.

            q. "Person" means any trustee, director, officer or employee of any of the Companies.

            r. "Outside Director of the Adviser" means a director of the Adviser who would not be deemed to be an "Interested Person" of the Adviser, as the term "interested person" is defined in Section 2(a)(19)(B) of the Act for any reason other than the fact that the person (i) is a director of the Adviser and/or the Distributor, and/or (ii) knowingly has any direct or indirect beneficial interest in securities issued by Wintrust Financial Corporation.

            s. "Purchase or sale of a security" and "transaction" mean any acquisition or disposition (or agreement for the same) of a security and include the buying or writing of an option to purchase or sell a security.

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            t. "Security" shall have the meaning set forth in Section 2(a)(36)
      of the Act and includes, without limitation, stocks, bonds, notes, bills and debentures and any interest commonly known as a security except that it shall not include shares of non-affiliated registered open-end investment companies, direct obligations of the Government of the United States, short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt securities. The term "security" shall include any separate security (i) which is convertible into, exchangeable for or which confers a right to purchase a security, or (ii) into which a security is convertible, for which it is exchangeable or which may be purchased upon the exercise of a right conferred by such security.

            u. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. The fact that a security is included in a data base utilized by the Adviser shall not itself mean that a transaction in such security is being considered.

      3. STATEMENT OF GENERAL FIDUCIARY PRINCIPLES. While the Adviser, the Distributor and Focused each believes that individual investment activities should be encouraged, their philosophy has always been to avoid conflicts of interest (or even the appearance of conflict) between client services, investment adviser transactions, and personal investments. This inevitably places some restrictions on the freedom in investment activities of persons associated with the Adviser, the Distributor or Focused. This Code of Ethics has been adopted to meet these concerns.

      The general fiduciary principles governing this Code shall be that, (a) in any situation where the potential for conflict exists, transactions for clients must take precedence over personal transactions, (b) all personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility, (c) no person associated with the Adviser, the Distributor or Focused shall take inappropriate advantage of his or her position, and (d) the policy of the firm is to encourage long-term investing and discourage rapid trading or market timing strategies. Should any situation arise not specifically governed by this Code, these general fiduciary principles shall govern the resolution of the matter. Accordingly, this Code shall be interpreted in furtherance of such general fiduciary principles and the general policies of Section 17(j) of the Act and Rule 17j-1 thereunder, and Rule 204A-1 of the Advisers Act.

      Compliance with the Code of Ethics is a condition of employment/registration with the Adviser, the Distributor or Focused and willful violation of its provisions may be cause for termination of employment/registration. Taking into consideration all relevant circumstances, management of the entity employing the individual in question will determine what action is appropriate for any breach of its provisions, subject to the recommendation of the Ethics Committee as described below. The decision of management will also govern questions of interpretation arising under this Code.

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      4. EXEMPTED TRANSACTIONS. The prohibitions of Section 5(a) of this Code shall not apply to the following transactions:

            a. Purchases or sales of securities that are not eligible for purchase or sale by the Fund or to or for the account of an Advisory Client, other than securities purchased or sold in Initial Public Offerings and Limited Offerings.

            b. Purchases or sales of Wintrust Financial Corporation's securities, or securities of any other affiliated entity of the Adviser.

            c. Purchases or sales that are non-volitional on the part of the Access Person.

            d. Purchases that are part of an automatic dividend reinvestment plan, or automatic investment plan.

            e. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

            f. Purchases or sales, which receive the prior approval of the Ethics Committee by reason that they are only remotely potentially harmful to the Fund or an Advisory Client, because they would be very unlikely to affect a highly institutional market or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund or an Advisory Client. The decision of such Ethics Committee shall be final regarding any request for prior approval; provided however, in cases involving a trustee of the Fund or a director of the Adviser, the Ethics Committee may in its discretion refer the decision to the Board of Trustees of the Fund or the Board of Directors of the Adviser, respectively, which Board or Boards shall act without the participation of any member who may be seeking such approval. In granting or withholding approval of any purchase or sale of a security, the Ethics Committee, Board of Trustees of the Fund or the Board of Directors of the Adviser, as the case may be, shall give due consideration to the type of security involved, the number of shares or units of the security outstanding, whether the security is traded only over the counter or is listed on an exchange, the volume of trading in such security, the possible effect of the proposed transaction on the market price of the security, and any other factors it deems relevant. All requests for prior approval by Access Persons other than Investment Personnel shall be made on Form 4.f.A. and by Investment Personnel on Form 4.f.B. Any transaction for which preclearance was granted must be entered within 48 hours. A new request is required for transactions entered after that period. The Ethics Committee shall establish procedures to monitor investment activity of persons to whom preclearances have been granted.

      5. GENERAL PROHIBITIONS.

            a. No Access Person shall purchase or sell, directly or indirectly, for himself or any relative or associate, any security in which he has, or by reason of such transaction

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      acquires, any Beneficial Ownership and which to his actual knowledge at the time of such purchase or sale:

                  (i) Is being considered for purchase or sale by the Fund or an
            Advisory Client; or

                  (ii) Is being purchased or sold by the Fund or an Advisory
            Client;

      until the Fund's or the Advisory Client's transaction has been completed or consideration of such transaction is abandoned.

            b. No Access Person shall sell any security or other property in which he has Beneficial Ownership to the Fund or the account of an Advisory Client or purchase any security or other property in which he acquires Beneficial Ownership by reason of the transaction from the Fund or the account of an Advisory Client except, in the case of the Fund, securities issued by the Fund.

            c. No Access Person shall discuss with or otherwise inform others of any contemplated security transaction by the Fund or an Advisory Client, including nonpublic portfolio holdings information of the Fund, except in the performance of his duties of employment or in an official capacity and in no event for personal gain or for the benefit of others. No such person shall release information to dealers or brokers or otherwise (except to those concerned with a transaction) as to any investment portfolio changes on behalf of the Fund or an Advisory Client, proposed or in process, except (i) when the disclosure results from the publication of a prospectus; (ii) pursuant to the Fund's Policy on Release of Portfolio Holdings; (iii) in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge; (iv) in conjunction with any report to which shareholders are entitled by reason of provisions of the Agreement and Declaration of Trust, By-Laws or other similar documents governing the operations of the Fund; or (v) as legally required.

            d. No Access Person or member of his immediate family shall receive gifts, entertainment, hospitality or other things of more than de minimis value from any unaffiliated person or entity that does business with or on behalf of the Fund. For the purpose of this Section, any such gifts or other things shall be considered de minimis if the aggregate fair market value of items received from a single entity do not exceed $250 in any calendar year. This Section shall not preclude an Access Person or any member of his immediate family from receiving customary business amenities so long as such amenities are business related (e.g., a meal or reception in connection with a seminar is acceptable, while traveling or lodging expenses generally are not).

            e. Trading on "inside information" is prohibited, under any and all circumstances. For more information, refer to the Adviser's, the Distributor's and Focused's policies on "inside information."

            f. No Access Person or his spouse shall serve on the board of directors of a publicly traded company without first having received authorization of the Ethics

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      Committee, based upon its determination that the board service would be consistent with the interests of the Fund and its shareholders.

      6. SPECIAL RULES APPLICABLE TO INVESTMENT PERSONNEL.

            a. All brokerage or commodity account relationships of Investment Personnel are to be disclosed to the Ethics Committee and instructions given to the brokers that a copy of each confirmation and account statement related to those accounts must be sent directly to the Wayne Hummer Compliance Department. No Investment Personnel shall open or maintain personal accounts with the Adviser's institutional broker representatives other than the Distributor or Focused. An appropriate compliance officer of the Distributor or Focused, as the case may be, shall be required to supply to the Ethics Committee, on a timely basis, copies of all confirmations of all transactions in such accounts as well as copies of periodic statements.

            b. Disclosure must be made by Investment Personnel to the Ethics Committee with respect to family members of Investment Personnel in the securities business who might be in a position to benefit as a result of the activities of Investment Personnel. It is prohibited for any Investment Personnel to influence the allocation of brokerage for direct or indirect personal or familial benefit. Such disclosure shall not be deemed evidence that any benefit has been conferred, directly or indirectly, by a Investment Personnel on such family member.

            c. Investment Personnel owning an equity security being added to a "buy list" or an "approved list" or having an option position in such security must disclose the fact of their ownership or position to the Ethics Committee. The Ethics Committee may require sale of the security or closure of the option position by the Investment Personnel to avoid the appearance of any impropriety. The Ethics Committee shall maintain a written record of such disclosures and any actions taken in response to them.

            d. No Investment Personnel shall purchase or sell, directly or indirectly, for himself or any relative or associate, any security in which he or such relative or associate has, or by reason of such transaction acquires, any Beneficial Ownership (a "personal transaction") without first having obtained the prior approval of the Ethics Committee, as provided in Section 4(f) of this Code. Transactions in shares of affiliated registered open-end investment companies are exempt from the requirement of obtaining prior approval, but all transactions and positions in shares of such investment companies must be disclosed in quarterly and annual reports. This includes any activity in a retirement account, such as a 401(k) Plan. Prior approval is not required for the following:

                        i. Purchases or sales of securities that are not
                  eligible for purchase or sale by the Fund or to or for the account of an Advisory client, other than securities purchased or sold in Initial Public Offerings and Limited Offers.

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                        ii. Purchases or sales of Wintrust Financial
                  Corporation's securities, or securities of any other affiliated entity of the Adviser.

                        iii. Purchases or sales that are non-volitional on the
                  part of Investment Personnel;

                        iv. Purchases that are part of an automatic dividend
                  reinvestment plan or automatic investment plan.

            e. No Investment Personnel shall subscribe to any Initial Public Offering, or sell short any security held by the Fund or the account of an Advisory Client, including "short sales against the box".

            f. No Investment Personnel shall seek or accept favors of more than de minimis value (as defined in Section 5.d) or preferential treatment from broker-dealers or any special benefit or consideration because of his association with any of the Companies. To this end, no Investment Personnel who is in a position to influence the placement of brokerage for the Fund or for the account of any Advisory Client shall subscribe to Limited Offerings other than for bona fide investment in accordance with the normal investment practice of such person or shall own beneficially any security of a brokerage or investment banking firm (other than the Distributor), and after having received specific approval of the Ethics Committee pursuant to Section 4(f) of this Code. Additionally, such person, who has received the approval required by the preceding sentence, and who purchases such security shall disclose such investment when he plays a part in any subsequent consideration of an investment in the securities of such issuer by the Fund or an Advisory Client, and any decision to so invest in the securities of such issuers shall further be subject to confirmation by personnel with no such personal interest in the matter.

            g. No Investment Personnel shall buy or sell a security (other than through a "De Minimis Trade," which has been precleared by the Ethics Committee pursuant to Section 4.f. of this Code) within seven (7) calendar days before and after the Fund or an account of an Advisory Client that he or she manages trades in that security. Any profits realized on trades within the proscribed periods shall be disgorged. Affiliated registered open-end investment companies are excluded from this blackout period.

            h. If an Investment Personnel purchases and sells or sells and purchases at a profit, securities which are the same as or equivalent to those securities purchased by or at the direction of such Investment Personnel for or on behalf of the Fund or the account of an Advisory Client, within sixty (60) days of such Fund or Advisory Client transaction the personal transaction will be reviewed by the Ethics Committee which, after taking into consideration all relevant factors, may require that the profits from the personal transaction be disgorged. Affiliated registered open-end investment companies are excluded from this rule.

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            i. Any profits disgorged under Section 6.g. or h., above, shall be paid over to a charity to be selected by the Companies in consultation with the Investment Personnel who realized such profits, subject to approval of the Ethics Committee.

      7. REPORTING BY ACCESS PERSONS.

            a. Except as provided in Sections 7(c) and 7(e) of this Code, every Access Person shall report to the entity of which he is an Access Person the information described in the Form referred to in Section 7(d) of this Code with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any Beneficial Ownership; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control. A transaction by or for the account of the spouse, or any other family member living in the home is considered to be the same as a transaction by the Access Person. Also, a transaction for any account in which the Access Person has any economic interest (other than an economic interest arising solely from fees paid by an account of an unrelated client) and has or shares investment control is generally considered the same as a transaction by the Access Person.

            b. Transactions that are exempt from reporting requirements referred to in Section 7(a) include those securities that are not eligible for purchase or sale by the Fund or to or for the account of an Advisory Client; purchases or sales of Wintrust Financial Corporation's securities; purchases that are part of an automatic dividend reinvestment plan or automatic investment plan.

            c. Neither a Disinterested Trustee of the Fund nor an Outside Director of the Adviser need report a transaction unless such trustee or director knew or in the ordinary course of fulfilling his official duties as a trustee of the Fund or director of the Adviser should have known at the time of the transaction that, within 15 days before or after the date of the transaction by the trustee or director, such security is or was purchased or sold by the Fund or was being considered for purchase or sale by the Fund.

            d. Every transaction report required under Section 7(a) shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall be in substantially the form attached hereto as Exhibit A.

            e. An Access Person to the Adviser need not make a separate transaction report under this Code to the Adviser where the report would duplicate information recorded by the Adviser pursuant to Rule 204(2)(a)(13) under the Advisers Act.

            f. Each Access Person (except for Disinterested Trustees and Outside Directors) shall disclose to the Ethics Committee all of his personal securities holdings at the time his employment commences (or upon becoming an Access Person) and annually thereafter. Each such holdings report shall be made within 10 days after the commencement of employment (or becoming an Access Person). Annual reports shall be

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      made within 10 days after the end of the calendar year. The information contained in the report must be current as of a date within 30 days of the date of submission.

            g. The Companies shall identify all Access Persons who are under a duty to make reports to such entities pursuant to this Section 7 and shall inform such persons of such duty.

            h. The Chief Compliance Officer shall be responsible for implementing compliance procedures to review reports made pursuant to this Section.

      8. TRUSTEE APPROVAL AND REPORTS.

            a. The Companies will prepare an annual report to the Board of Trustees of the Fund that summarizes existing procedures concerning personal investing and any additional procedures adopted during the year; describes any material issues arising under the Code or such procedures since the last report, including but not limited to any material violations of the Code or such procedures and any sanctions imposed in response thereto; identifies material conflicts that arose during the year; and identifies any recommended changes in existing restrictions or procedures based upon the Companies' experience under this Code of Ethics, evolving industry practices, or developments in applicable laws or regulations. Such report shall include any certifications required by Rule 17j-1.

            b. The Companies shall submit this Code to the Board of Trustees of the Fund for approval within the time frames required by Rule 17j-1. Any material changes to this Code shall be submitted to such board within six months of such change.

            c. All reports required to be made hereunder shall be delivered to and preserved by the Companies in accordance with this Code and applicable regulations for the benefit of the entity for which such report is made.

            d. All information contained in the reports filed pursuant to this Code shall be deemed confidential and shall not be disclosed to any person except (i) the reporting person, (ii) the Securities and Exchange Commission or any representative thereof, (iii) as required by law or legal process, or (iv) except as may be required by this Code or as may be necessary or advisable to administer and enforce the provisions of this Code.

      9. RECORDKEEPING. The Companies shall maintain the following records in the manner specified:

            a. A copy of this Code and any amendment thereof which is or at any time within the past five years has been in effect shall be preserved in an easily accessible place;

            b. A record of any violation of this Code, or any amendment thereof, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

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            c. A copy of each report made by an Access Person pursuant to this
      Code shall be preserved by the entity receiving the report for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

            d. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

            e. A list of the names of all persons who are, or within the past five years, have been, responsible for reviewing the reports filed pursuant to Section 7 of this Code shall be maintained in an easily accessible place.

            f. A record of any approvals granted pursuant to Section 4.f shall be preserved for a period of five years from the end of the fiscal year in which such approval is given.

            g. A copy of each report made pursuant to Section 8 of this Code must be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

The Adviser shall maintain and preserve the aforementioned records in a central location for the benefit of all Companies.

      10. SANCTIONS. Upon discovery of a violation of this Code, the Companies may impose such sanctions as they deem appropriate including, without limitation, a letter of censure, suspension or termination of employment. Additionally, all violations of this Code which involve the portfolio securities of the Fund or material violations of this Code which involve an officer of the Fund and the sanctions imposed by the Adviser or by the Distributor, if any, shall be reported to the Board of Trustees of the Fund.

      The Board of Trustees of the Fund or the Board of Directors of the Adviser or the partners of the Distributor, as the case may be, may in its or their discretion delegate to the Ethics Committee some or all of the responsibility for investigating and reviewing possible violations of this Code and determining appropriate sanctions therefor.

      11. CONDITION OF EMPLOYMENT OR SERVICE.

            a. All Access Persons shall conduct themselves at all times in the best interests of the Fund. Compliance with the foregoing Code shall be a condition of employment or continued affiliation with the Companies and conduct which is not in accordance therewith shall constitute grounds for the imposition of sanctions including those herein provided.

            b. Each Access Person must certify in writing on an annual basis that he has read and understands this Code, has complied with the requirements therewith and all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code have been disclosed or reported.

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      12. DESCRIPTIVE HEADINGS/GENDER/NUMBER. Titles to Sections are intended for information purposes only. The use of any gender shall include all genders and the use of any number shall be construed as singular or plural, as the case may be.

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